 Exhibit 99.1

MELA Sciences Reports Second Quarter 2015 Financial Results

Horsham, PA, August 13, 2015 — MELA Sciences, Inc. (NASDAQ: MELA), a medical technology company dedicated to developing and commercializing innovative products for the diagnosis and treatment of serious dermatological disorders, today reported financial results for the second quarter ended June 30, 2015.

Second Quarter and Recent Corporate Highlights

•	XTRAC and VTRAC businesses of PhotoMedex, Inc. purchased on June 22, 2015, for $42.5 million in cash and the assumption of certain business-related liabilities.
•	Installed base of XTRAC systems in the U.S. expands to 664 systems placed, up from 554 at the end of the second quarter 2014, as reported to us by PhotoMedex.
•	Full quarter revenue results for the acquired businesses of $7.7 million in line with expectations, of which $0.6 million was included in the operating results of the Company.
•	Integration of the business into MELA is on schedule and proceeding smoothly.
•	A new version of the MelaFind unit is in development. The new design will afford dermatologists all the benefits and functionalities of the current version but with a smaller footprint, allowing for greater mobility and overall user-friendliness. The new version will also significantly lower production cost. The Company plans to complete development by the first half of 2016. A significant portion of the existing MelaFind inventories was determined to be excess and /or obsolete and therefore a charge was recorded in the second quarter of $4.8 million.

The operating results of the Company for the three and six months ended June 30, 2015 include activity from the XTRAC and VTRAC businesses from June 23, 2015 through June 30, 2015. As a result of purchase accounting rules, the operating results of the XTRAC and VTRAC businesses for the three and six months ended June 30, 2014 are not included in consolidated statements of operations for the periods ended June 30, 2014.

Commenting on the second quarter, Michael R. Stewart, President and CEO of MELA Sciences, Inc. stated: “Clearly, the most significant development for MELA during the second quarter was the completion of the acquisition of the XTRAC and VTRAC businesses. We believe that the addition of these businesses will be transformational for MELA and will provide not only existing quality revenue streams and cash flows for the Company, but will also support the MelaFind system’s development. The assets acquired include a significant and capable sales organization augmented by a patient advocacy call center and reimbursement team, and I believe these assets and the significant customer base both domestically and internationally create a platform upon which we can build. We are looking forward to reporting our third quarter results, which will include a full quarter’s activity from these businesses.”

Continuing, Stewart added: “The integration activities are progressing well and as a result the back office operations of the Company will be enhanced. The organization is excited about our new company and about executing our plans for growth in the coming quarters.”

Reported Financial Results

Revenues for the second quarter of 2015 were $0.6 million, an increase of 172% compared with revenues for the second quarter of 2014 of $0.2 million, which did not include revenues from the XTRAC and VTRAC businesses.

Net loss for the second quarter of 2015 was $7.8 million or ($0.97) per share, which included other income of $2.0 million for the change in fair value of warrant liability, $4.8 million in inventory obsolescence charges; $0.8 million in interest expense; $0.5 million in acquisition costs and $0.3 million in depreciation and amortization expenses. This compares with net income for the second quarter of 2014 of $0.6 million or $0.12 per share, which included other income of $4.9 million for the change in fair value of warrant liability and $0.2 million in depreciation and amortization expenses.

Revenues for the six months of 2015 were $0.7 million, an increase of 114% compared with revenues for the six months of 2014 of $0.3 million, which did not include revenues from the XTRAC and VTRAC businesses.

Net loss for the six months of 2015 was $15.1 million or ($2.08) per share, which included other income of $0.7 million for the change in fair value of warrant liability, $4.8 million in inventory obsolescence charges; $3.2 million in interest expense; $0.5 million in acquisition costs and $0.6 million in depreciation and amortization expenses. This compares with net loss for the six months of 2014 of $7.4 million or ($1.46) per share, which included other income of $5.0 million for the change in fair value of warrant liability, $3.4 million in registration rights liquidated damages and $0.9 million in depreciation and amortization expenses.

As of June 30, 2015 the Company had cash, cash equivalents and short-term investments of $5.6 million including $0.1 million of restricted cash, compared with $11.4 million of unrestricted cash as of December 31, 2014.

Non-GAAP Measures

To supplement the Company’s consolidated financial statements, prepared in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP adjusted income.

The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of our current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, the Company believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release is as follows:

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(ooo's) except per share amounts	2015	2014	2015	2014
Net (loss) income as reported	($7,847)	$627	($15,120)	($7,353)
Adjustments:
Depreciation and amortization expense	322	185	641	881
Interest expense, net	838	1	3,162	1

EBITDA	(6,687)	813	(11,317)	(6,471)

Stock-based compensation expense	246	168	476	332
Acquisition costs	456	—	456	—
Change in fair value of warrants	(1,985)	(4,906)	(651)	(5,043)
Registration rights liquidated charges	—	(30)	—	3,420
Impairment of property and equipment	920	—	920	—
Inventory obsolescence charges	4,818	—	4,818	—

Non-GAAP adjusted loss	($2,232)	($3,955)	($5,298)	($7,762)

MELA previously announced the scheduling of a conference call with investors to review the results of the Second quarter. The following is the pertinent information for accessing that call.

Conference Call Detail:

Date:	Thursday, August 13
Time:	4:30pm Eastern Time
Toll Free:	888-337-8169
International:	719-457-2689
Passcode:	3537662
Webcast:	http://public.viavid.com/player/index.php?id=115368

Replays, available through August 27, 2015
Toll Free:	877-870-5176
International:	858-384-5517
Replay PIN:	3537662

About MELA Sciences, Inc.  (www.melasciences.com)
MELA Sciences is a medical technology company focused on the dermatology market. Through its acquisition of the XTRAC and VTRAC businesses, MELA Sciences markets those products for the treatment of psoriasis, vitiligo and other skin conditions. The Company is also in the early commercialization stages of the MelaFind® system, an innovative software-driven technology that provides additional information to dermatologists in the management of melanoma skin cancer.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, including the Company’s ability to generate the anticipated revenue stream from the acquired business, the Company’s ability to generate sufficient cash flow to fund the Company’s ongoing operations beginning in 2015 or at any time in the future, including support for the MelaFind system through the reimbursement process and the Company’s ability to integrate and transition the acquired business effectively and build a leading franchise in medical dermatology, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

Investor Contacts:

Robert W. Cook	Andrew McDonald
MELA Sciences, Inc.	LifeSci Advisors, LLC
914-373-6936	646-597-6987
rcook@melasciences.com	Andrew@LifeSciAdvisors.com

MELA SCIENCES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30, 2015	December 31, 2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$5,553	$11,434
Restricted cash	100	—
Accounts receivable, net	3,663	220
Inventories, net	3,409	5,275
Other current assets	678	274
Property and equipment, net	14,769	1,961
Goodwill and other intangible assets	25,062	37
Other non-current assets, net	1,178	869
Total assets	$54,412	$20,070

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Senior Note payable and other notes payable	$7,238	$—
Accounts payable and accrued current liabilities	6,147	2,144
Current portion of deferred revenues	362	43
Warrant liability	2,806	499
Senior secured convertible debentures, net	10,413	5,001
Other long term liabilities	193	106
Stockholders' equity	27,253	12,277
Total liabilities and stockholders’ equity	$54,412	$20,070

MELA SCIENCES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$611	$225	$692	$323

Cost of revenues	6,474	1,277	7,185	2,196

Gross loss	(5,863)	(1,052)	(6,493)	(1,873)

Operating expenses:
Engineering and product development	282	371	521	1,078
Selling and marketing	910	1,089	1,937	2,161
General and administrative	1,950	1,746	3,686	3,878
	3,142	3,206	6,144	7,117

Operating loss before other income (expense), net	(9,005)	(4,258)	(12,637)	(8,990)

Other income (expense), net:
Interest expense, net	(838)	(1)	(3,162)	(1)
Change in fair value of warrant liability	1,985	4,906	651	5,043
Registrations rights liquidated damages	—	(30)	—	(3,420)
Other income, net	11	10	28	15
	1,158	4,885	(2,483)	1,637

Net income (loss)	($7,847)	$627	($15,120)	($7,353)

Basic and diluted net income (loss) per share	($0.97)	$0.12	($2.08)	($1.46)

Shares used in computing basic and diluted net income (loss) per share	8,067,991	5,212,765	7,274,358	5,053,587

MELA SCIENCES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	For the Six Months Ended June 30,
	2015	2014
Cash Flows From Operating Activities:
Net loss	($15,120)	($7,354)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	641	881
Stock-based compensation	476	332
Impairment of long-lived assets	920	—
Amortization of debt discount	2,662	—
Amortization of deferred financing costs	219	—
Change in fair value of warrant liability	(651)	(5,043)
Other	—	(4)
Changes in operating assets and liabilities:
Current assets	4,849	1,176
Current liabilities	349	(1,029)
Net cash used in operating activities	(5,655)	(11,039)

Cash Flows From Investing Activities:
Lasers placed-in-service, net	(123)	—
Acquisition costs, net of cash received	(42,500)	—
Other	—	6
Net cash (used in) provided by investing activities	(42,623)	6

Cash Flows From Financing Activities:
Proceeds from convertible debentures	32,500	—
Proceeds from senior notes	10,000	—
Proceeds from credit facilities	—	11,452
Other financing activities	(105)	—
Net cash provided by financing activities	42,395	11,452

Effect of exchange rate changes on cash	2	—
Net (decrease)/increase in cash and cash equivalents	(5,881)	419
Cash and cash equivalents, beginning of period	11,434	3,783

Cash and cash equivalents, end of period	$5,553	$4,202

Supplemental information:
Cash paid for interest	$250	$—

Supplemental information of non-cash investing and financing activities
Conversion of convertible preferred stock into common stock	$5,283	$—
Conversion of senior secured convertible debentures into common stock	$2,308	$—
Reclassification of property and equipment to inventory, net	$107	$—
Reclassification of warrant liability to stockholders’ equity	$—	$652